Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between William Restrepo (“Employee”), an individual, Nabors Industries Ltd. (“Nabors Bermuda”), and Nabors Industries, Inc. (“Nabors Delaware”) (Nabors Bermuda and Nabors Delaware, collectively referred to herein as the “Company”). The Company and Employee are sometimes referred to in this Agreement either individually as a “party,” or collectively as the “parties.” The parties wish to resolve all matters between them, including any rights, disputes, liabilities, or obligations arising out of Employee’s employment relationship with the the Company and any of its respective subsidiaries or affiliates (collectively, the “Company Group”).  The parties enter into this Agreement with respect to the following facts:

WHEREAS, the Company and Employee are party to that certain Executive Employment Agreement as Amended and Restated effective January 2, 2020 (as further amended from time to time, the “Employment Agreement”);

WHEREAS, Employee has advised the Company of his desire to voluntarily retire from his employment as the Chief Financial Officer of the Company pursuant to Section 5.5. of the Employment Agreement, effective as of  September 30, 2025 at 11:59 p.m. (“Separation Date”);

WHEREAS, following the Separation Date, Employee shall no longer be an employee of the the Company or any other member of the Company Group or hold any other officer, director or fiduciary positions with any member of the Company Group (except for Employee’s continued service on the Board of Managers of Saudi Aramco Nabors Drilling Company) or any employee benefit plan or trust established by any member of the Company Group (including as a trustee, if ever appointed), and shall execute any documents required to effectuate the foregoing;

WHEREAS, the discontinuance of Employee’s employment with the Company shall be treated for all purposes as Employee’s termination of employment due to his voluntary retirement pursuant to Section 5.5 of the Employment Agreement; and

WHEREAS, any capitalized terms used but not defined herein shall have those meanings ascribed to them in the Employment Agreement.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Retirement Package. In consideration of Employee’s execution, without revocation, of this Agreement, including the release set forth herein, contingent upon Employee’s continued compliance with Employee’s obligations hereunder and continued compliance with the Restrictive Covenants (as defined below), the Company agrees and shall have the obligation to provide Employee with the payments and benefits described under Section 5.5 of the Employment Agreement, which are summarized on Exhibit A (the “Retirement Package”):

Regardless of whether Employee signs this Agreement, the Company shall pay to Employee any amounts previously earned, accrued or owing to Executive but not yet paid within 30 days following the Separation Date, or such earlier date or later date to the extent required by applicable law or the terms of the applicable benefit program.

Such Retirement Package shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any other member of the Company Group. Employee understands that the Retirement Package and all other promises made hereunder represent the sole consideration for signing and performing this Agreement and not salary, wages or benefits to which Employee was already entitled.

Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of the Company’s qualified plans, this Agreement sets forth the full extent of severance and benefits to which Employee is or may be entitled as a result of the separation of Employee’s employment with the Company, and Employee shall not be entitled to any additional compensation relating to Employee’s employment or separation from employment.

2.	Return of Company Property. Employee agrees that promptly following the Separation Date, Employee will return to the Company any and all property of the Company, including any Confidential Information, in Employee’s possession and control, except that Employee may retain Company property and documents pertaining to (i) Employee’s continued service on the Board of Managers of Saudi Aramco Nabors Drilling Company, and (ii) Employee’s employment such as payroll stubs or benefit plan information.

3.	Release. Employee, on Employee’s own part and on behalf of Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges the Company and any other member of the Company Group and any of their respective owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as the “Releasees”) with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys' fees, damages, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has owned or held against the Releasees at any time through the date of this Agreement (or any subsequent reaffirmation), including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with the Company or Employee’s separation from employment from the Company. Notwithstanding the foregoing, and for clarity, the release and waiver contained in this Agreement does not apply to, waive or release any rights or claims that Employee may have against the Releasees (i) for any violation or breach of this Agreement by any Releasee, (ii) for any vested benefits under the the Company’s tax-qualified benefit plans, if any, or (iii) for any existing indemnification rights under the Company’s director and officers’ liability insurance policy in accordance with Section 7.1 of the Employment Agreement.

Nothing in this Agreement shall be construed as prohibiting Employee from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC) or by a comparable state or local human rights agency, and any other agency where the right to make a complaint cannot be waived. Notwithstanding the foregoing, by signing this Agreement, Employee is agreeing to waive Employee’s right to recover monetary damages associated with any charge, complaint, or lawsuit filed with any such agency, unless the right to receive such damages cannot be waived by applicable law.

4.	Waiver of Claims Under the Age Discrimination in Employment Act. Employee acknowledges and agrees that, in signing this Agreement, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. arising prior to the date that Employee executes this Agreement (or any subsequent reaffirmation). Employee understands that Employee may take up to twenty-one (21) calendar days from the date this Agreement is presented to Employee (as presented on September 30, 2025) to consider whether to execute this Agreement, however, if Employee executes this Agreement sooner than twenty-one (21) calendar days from receiving it, Employee does so of their own free will. No modification of the terms of the Agreement during the twenty-one (21) day period shall re-start the running of the consideration period. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Agreement. Once Employee has executed this Agreement (or any subsequent reaffirmation), Employee may revoke his signature in respect of the release of claims (or any subsequent reaffirmation thereof) at any time during the seven (7) calendar day period following Employee’s execution thereof. After seven (7) days have passed following Employee’s execution of this Agreement (or any subsequent reaffirmation), Employee’s execution of this Agreement (or any subsequent reaffirmation) shall be final and irrevocable. To revoke this Agreement, Employee must timely provide electronic notice to Michael Csizmadia, Senior Vice President, General Counsel & Chief Compliance Officer at Mike.Csizmadia@nabors.com. If Employee timely revokes the Agreement, the Retirement Package shall not be paid to Employee, and this Agreement will be null and void.

5.	Additional Acknowledgements and Agreements. Employee represents and warrants that to the best of his knowledge: (i) Employee has accurately recorded and been properly paid for all time worked on behalf of the Company up to the Separation Date; (ii) all accrued compensation, rights, and benefits provided under any benefit plan or program of the Company through the Separation Date has been paid and/or exercised in full without interference, and that no outstanding claims for compensation or benefits exist once payments under this Agreement have been paid to Employee; and (iii) Employee has not engaged in and is not aware of any unlawful conduct relating to the business of the Company or the Company Group..

6.	Rights and Continuing Obligations Unrelated to this Agreement.

a.	Regardless of whether Employee signs this Agreement, Employee’s existing post-employment restrictive covenant obligations set forth in Article VI of the Employment Agreement (the “Restrictive Covenants”) remain in full force and effect and shall survive the termination of Employee’s employment. Specifically and without limitation, Employee agrees to maintain in strict confidence all Company confidential information to which Employee was provided access during Employee’s employment. Such confidentiality obligation shall continue for as long as such information remains confidential and not generally known to the public. Further, if the Board determines that Employee is in material breach of any of the Restrictive Covenants or Section 7 of this Agreement, the Company shall be permitted to cease paying or providing any remaining portions of the Separation Package.

b.	Regardless of whether Employee enters into this Agreement, the Company will pay to Employee all salary payments and all days of accrued and unused paid time off, due and payable through the Separation Date. The Company will also pay to Employee any unreimbursed business expenses incurred prior to the Separation Date that are reimbursable under applicable Company policies promptly following submission (no later than 30 days following the Separation Date) of required receipts and documentation in accordance therewith.

c.	Employee will be given separate information regarding (i) his right to continue coverage under the Company’s group medical plans following the date his coverage would otherwise cease, as required under COBRA, (ii) his rights with respect to his participation in the Company’s 401(k) plan or other retirement plans of the Company, and (iii) any rights he may have to convert group participation in Company plans to individual policies.

7.	Non-Disparagement. At all times following the Separation Date, Employee shall not disparage the Company or any of the Releasees nor shall Employee take (directly or indirectly) any action that would cause any third party to do so, including without limitation, making, or causing to be made, derogatory or disparaging statements (whether verbal or written) to anyone concerning the Company’s or any of the Releasees’ reputation, business practices and tactics, financial status, personal or business information or relationships, except if testifying under oath pursuant to a lawful court order or subpoena, or otherwise responding to or providing disclosure as required by law, regulation, valid order of a court of competent jurisdiction, or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order.

8.	Entire Agreement. This Agreement, together with the surviving provisions of the Employment Agreement, constitutes and contains the entire agreement and understanding concerning Employee’s separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties. The drafting of this Agreement shall be deemed a mutual endeavor by all parties, and shall not be construed against any single party as the drafter.

9.	Withholding of Taxes. All payments or benefits provided by the Company to Executive under this Agreement, including the Retirement Package, shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.

10.	Survival. The following provisions of the Employment Agreement shall survive the termination of Employee’s employment and shall remain in full force and effect in accordance with the terms thereof: Section 5.5(e); Article VI (Confidential Information, Non-Competition, Non-Solicitation); and Article VII (Miscellaneous).

11.	Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

12.	No Admissions. This Agreement shall not be construed as an admission of any breach of obligation, wrongdoing, or liability either by the the Company or any of its respective affiliates, successors, assigns, insurers or attorneys, or any of its or their directors, officers, agents or employees, and by Employee.

13.	Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor or assign of the Company. Employee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company.

14.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

NABORS INDUSTRIES LTD.NABORS INDUSTRIES, INC.

Signature: /s/ MARK D. ANDREWS Signature: /s/ ANTHONY G. PETRELLO

Name: Mark. D. Andrews Name: Anthony G. Petrello

Position: Vice President and Corporate Secretary	Position: Chairman, President & Chief Executive Officer

Employee:

Signature: /s/ WILLIAM RESTREPO

Name: William Restrepo

Exhibit A

Retirement Package

Type of Payment or Benefit	Application	Estimated Amount ($)	Payment or Delivery
Cash Severance	Cash severance is not applicable as there is no entitlement to cash severance due to Qualifed Retirement under the Employment Agreement	$0	Not applicable as there is no entitled to a cash severance due to Qualified Retirement under the Employment Agreement
Performance Share Units (PSUs)	Unvested earned PSUs are subject to an accelerated vesting. Unearned PSUs related to 2025 are determined based on actual performance through December 31, 2025 (subject to pro-ration).	For 2023 and 2024 unvested earned PSUs, value to be determined on September 30, 2025. For 2025 PSUs, eligible amounts to be determined based on performance on December 31, 2025.

Accelerated vesting of Employee’s 2023 and 2024 unvested PSUs effective September 30, 2025 (total of 12,773 PSUs).

For the 2025 PSUs, the 12,277 PSUs granted will be pro-rated to 9,208 and the specific number of common shares issued pursuant to the Award Agreement will become vested on or about December 31, 2025 and released following Compensation Committee determination for 2025 performance.

Total Shareholder Return Awards (TSRs)	Unvested TSRs are deemed earned at maximum.	Value as of vesting date of September 30, 2025 will be known as of such date.	TSRs will be vested on September 30, 2025 but transfer restrictions will be lifted following underlying completed performance period for each TSR Award (total of 52,725 TSR Shares).
Long Term Performance Share Units (LTPSUs)	LTPSUs are forfeited upon a Qualified Retirement under the Employment Agreement.	$0	Not applicable.

Executive Deferred Compensation Plan (EDCP)	Account balance under Employee’s EDCP become fully vested and payable.	An amount to be determined in accordance with the EDCP.

Vested amount distributed in accordance with the plan and underlying awards, to the extent consistent with Section 409(a) of the Internal Revenue Code of 1986, as amended, and final regulations promulgated thereunder.

Health Benefits	Continued participation for Employee and dependents, if any, under Company’s health and life insurance program pursuant to the Employment Agreement.	Determined based on actual payments and coverage.	Access to Company’s health insurance program through COBRA and a lump sum payment of $73,762 to cover COBRA costs and private insurance coverage for 36 months.